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                                                                 Exhibit 10.05



                       AMENDMENT TO EMPLOYMENT AGREEMENT


         THIS AMENDMENT TO EMPLOYMENT AGREEMENT is made and entered into effective November 10, 1994 by and between Hadson Corporation, a Delaware corporation (the "Company") and James Ervin Cannon ("Employee").


                              W I T N E S S E T H

         WHEREAS, the Company and Employee entered into that certain Employment Agreement effective as of March 31, 1994 (the "Employment Agreement"); and

         WHEREAS, the Company and Employee desire to amend the Employment Agreement as hereinafter provided;

         NOW THEREFORE, for and in consideration of the mutual promises, covenants and considerations herein and other good and valuable considerations, the Company and Employee do hereby agree as follows:

         1. Paragraphs (b) and (c) of Section 4.2 of Article 4. of the Employment Agreement are deleted in their entirety and the following is substituted therefor:

                                  (b)  If Employee's employment hereunder is
                          terminated (i) by the company in breach of this Agreement or (ii) by Employee pursuant to paragraph
                          2.3 hereof, then (A) all compensation and all
                          benefits to Employee hereunder shall cease and terminate contemporaneously with such termination of employment, except that all health and dental benefits available to Employee under the Company's group health and dental plans as of the date of such termination shall continue to be made available to Employee for a period of three years (the "Health Continuation Period") following such termination, (B) Employee shall be entitled to receive his base salary and vacation earned but not taken through the date of such termination, together with the full amount of any bonus that would have been payable to him for the year in which such termination occurred pursuant to the Incentive Compensation Plan had he been employed by the Company at the end of such year, and (C) Employee shall be entitled to be paid a payment in settlement of all claims equal to two times the total of (x) the amount of his highest annual base salary plus (y) an amount equal to the annual bonus for which Employee would be eligible assuming 100% of the bonus had been earned for the year in which such termination occurred.
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                                  Nothing herein shall operate to reduce, or be
                          construed as reducing, Employee's (or a
                          beneficiary's) group health plan continuation rights under COBRA in any manner, and upon the end of the Health Continuation Period Employee (or Employee's beneficiary(ies)), if otherwise eligible, will be entitled to elect COBRA continuation coverage for the full period applicable as if that were Employee's termination date. In the event Employee becomes covered by another employer's group health plan during the Health Continuation Period, the Company's group health plan shall be liable for benefits only to the extent such benefits are not covered by the subsequent employer's group health plan.

                                  In addition to the above, the Company shall
                          at all times during the 24--month period following the date of termination maintain in full force and effect for the continued benefit of Employee and Employee's eligible dependents all life insurance benefits available to Employee and Employee's eligible dependents by virtue of being an employee of the Company immediately prior to such termination, provided that Employee's continued participation is possible under the general terms and provisions of such plans and programs (or any successor thereto). In the event that participation by Employee in any such plan or program after the date of termination is barred pursuant to the terms thereof, the Company shall obtain comparable coverage under individual policies for Employee (and Employee's dependents). The Employee shall be required to contribute to the cost of such policies only the amounts which Employee would have been required to pay had he or she remained in the employ of the Company.

                                  (c)  As a condition to the receipt of any
                          payment under paragraph 4.2(b) hereof, Employee shall first execute a release, in the form established by the Company, releasing and forever discharging the Company and its affiliates and the officers, directors, employees and agents of the Company and its affiliates from any and all claims and from any and all causes of action of any kind or character, including but not limited to all claims or causes of action arising out of Employee's employment with the Company (or any of its affiliates) or the termination of such employment and expressly including, but not limited to any such claims or causes of action based on the Age Discrimination In Employment Act, the Americans with Disabilities Act and the provisions of the Texas Commission on Human Rights Act that prohibits discrimination on account of age or disability, or any other act that prohibits discrimination on the basis of sex or race. If Employee is entitled to and receives the payments provided under paragraph 4.2(b) hereof, performance of the obligations of the Company thereunder will constitute full settlement of all claims that Employee might otherwise





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                          assert against the Company or its affiliates on
                          account of the termination of the employment relationship.

         2. Except as herein changed and amended, the Employment Agreement shall continue in full force and effect as heretofore written.

         3. This agreement shall be binding upon the parties hereto and upon their respective successors, heirs and assigns.

         IN WITNESS WHEREOF, the parties hereto have executed this agreement effective as of the date first hereinabove written.

                                              HADSON CORPORATION


                                              /s/  GREG G. JENKINS
                                               By: Greg G. Jenkins
                                                   President and
                                                     Chief Executive Officer



                                              /s/  JAMES ERVIN CANNON
                                                   James Ervin Cannon





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